EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-115700, 333-123962, 333-132588, 333-141379, 333-149444, 333-157734, and 333-165067 on Form S-8 of our reports relating to the consolidated financial statements and financial statement schedule of Blue Nile, Inc. (the “Company”), dated February 28, 2011 (which report expresses an unqualified opinion), and the effectiveness of the Company’s internal control over financial reporting dated February 28, 2011, appearing in the annual report on Form 10-K of the Company for the year ended January 2, 2011.
/s/ Deloitte & Touche LLP
Seattle, Washington
February 28, 2011